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                                                                 Exhibit 23

                         Consent of Independent Auditors


The Board of Directors
MetaSolv Software, Inc.

We consent to incorporation by reference in the registration on Form S-8 filed on or about November 22, 1999, of MetaSolv Software, Inc., of our reports dated February 26, 1999, relating to the balance sheets of MetaSolv Software, Inc. as of December 31, 1998, and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports appear in the November 17, 1999 prospectus included as part of the MetaSolv Software, Inc. registration statement on Form S-1 (No. 333-86937).

                                         /s/ KPMG LLP


Dallas, Texas
November 18, 1999